Exhibit 99.1
PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS
Generated Positive Operating Leverage
Fourth Quarter 2024 net income was $1.6 billion, $3.77 diluted EPS
Grew NII and NIM; increased deposits and capital

PITTSBURGH, Jan. 16, 2025 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter		For the year
In millions, except per share data and as noted	4Q24	3Q24	2024	2023	Fourth Quarter Highlights
					▪
Financial Results					Comparisons reflect 4Q24 vs. 3Q24
Net interest income (NII)	$3,523	$3,410	$13,499	$13,916

Income Statement
▪Net interest income increased 3% and NIM expanded 11 bps
▪Fee income decreased 4%, due to elevated 3Q24 residential mortgage and capital markets activity
▪Other noninterest income of $175 million
▪Noninterest expense increased 5% and included $97 million of asset impairments and the benefit of an $18 million FDIC special assessment reduction. The combined impact of these items was $62 million after tax
•The effective tax rate was 14.6% and included income tax benefits of $60 million
•Net income increased 8%
Balance Sheet
▪Average loans and securities were stable
▪Average deposits increased $3.1 billion
▪Net loan charge-offs were $250 million, or 0.31% annualized to average loans
▪AOCI declined $1.5 billion to negative $6.6 billion reflecting the movement of interest rates
▪TBV per share was $95.33
▪Maintained strong capital position
–CET1 capital ratio of 10.5%
–Repurchased more than $0.2 billion of common shares

Fee income (non-GAAP)	1,869	1,953	7,345	6,955
Other noninterest income	175	69	711	619
Noninterest income	2,044	2,022	8,056	7,574
Revenue	5,567	5,432	21,555	21,490
Noninterest expense	3,506	3,327	13,524	14,012
Pretax, pre-provision earnings (non-GAAP)	2,061	2,105	8,031	7,478
Provision for credit losses	156	243	789	742
Net income	1,627	1,505	5,953	5,647

Per Common Share
Diluted earnings per share (EPS)	$3.77	$3.49	$13.74	$12.79
Average diluted common shares outstanding	399	400	400	401
Book value	122.94	124.56	122.94	112.72
Tangible book value (TBV) (non-GAAP)	95.33	96.98	95.33	85.08

Balance Sheet & Credit Quality
Average loans In billions	$319.1	$319.6	$319.8	$323.5
Average securities In billions	143.9	142.3	140.7	140.4
Average deposits In billions	425.3	422.1	421.2	427.1
Accumulated other comprehensive income (loss) (AOCI) In billions	(6.6)	(5.1)	(6.6)	(7.7)
Net loan charge-offs	250	286	1,041	710
Allowance for credit losses to total loans	1.64%	1.65%	1.64%	1.70%

Selected Ratios
Return on average common shareholders’ equity	12.38%	11.72%	11.92%	12.35%
Return on average assets	1.14	1.05	1.05	1.01
Net interest margin (NIM) (non-GAAP)	2.75	2.64	2.66	2.76
Noninterest income to total revenue	37	37	37	35
Efficiency	63	61	63	65
Effective tax rate	14.6	19.2	17.8	16.2
Common equity Tier 1 (CET1) capital ratio	10.5	10.3	10.5	9.9

The statutory tax rate of 21% was used to calculate the estimated after-tax impact to net income. Totals may not sum due to rounding. See non-GAAP financial measures in the Consolidated Financial Highlights accompanying this release.

From Bill Demchak, PNC Chairman and Chief Executive Officer:

“PNC achieved strong results in 2024 while continuing to invest in the future of the franchise. We grew customers, deepened relationships, and continued to support all of our constituents. We generated record revenue and strengthened our capital levels. At the same time, we maintained our disciplined approach to expenses and delivered positive operating leverage. As we enter 2025, I have never been more excited about the opportunities in front of us to grow our franchise and deliver value for our stakeholders.”

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 2
Income Statement Highlights
Fourth quarter 2024 compared with third quarter 2024
▪Total revenue of $5.6 billion increased $135 million due to higher net interest income and noninterest income.
–Net interest income of $3.5 billion increased $113 million, or 3%, driven by lower funding costs and the continued repricing of fixed rate assets.
•Net interest margin of 2.75% increased 11 basis points.
–Fee income of $1.9 billion decreased $84 million, or 4%, due to elevated third quarter residential mortgage and capital markets activity.
–Other noninterest income of $175 million increased $106 million reflecting lower negative Visa derivative adjustments.
▪Noninterest expense of $3.5 billion increased $179 million, or 5%, and included $97 million of asset impairments primarily related to technology investments, and the benefit of an $18 million FDIC special assessment reduction. The combined impact of these items was $62 million after tax. The remaining increase was largely attributable to seasonality and higher marketing spend.
▪Provision for credit losses was $156 million in the fourth quarter, reflecting improved macroeconomic factors and portfolio activity. The third quarter provision for credit losses was $243 million.
▪The effective tax rate was 14.6% for the fourth quarter and 19.2% for the third quarter. The fourth quarter included the resolution of certain tax matters which resulted in $60 million of income tax benefits.
▪Net income of $1.6 billion increased $122 million, or 8%.
Balance Sheet Highlights
Fourth quarter 2024 compared with third quarter 2024 or December 31, 2024 compared with September 30, 2024
▪Average loans of $319.1 billion were stable, including average commercial loans of $218.6 billion and average consumer loans of $100.4 billion.
▪Credit quality performance:
–Delinquencies of $1.4 billion increased $107 million, or 8%, primarily due to higher commercial loan delinquencies.
–Total nonperforming loans of $2.3 billion decreased $0.3 billion, or 10%, driven by lower commercial and industrial nonperforming loans.
–Net loan charge-offs of $250 million decreased $36 million primarily due to lower commercial net loan charge-offs, including lower commercial real estate net loan charge-offs.
–The allowance for credit losses of $5.2 billion decreased $0.1 billion. The allowance for credit losses to total loans was 1.64% at December 31, 2024 and 1.65% at September 30, 2024.
▪Average investment securities of $143.9 billion were stable.
▪Average Federal Reserve Bank balances of $37.5 billion decreased $7.4 billion, or 16%, reflecting lower borrowed funds outstanding.
▪Average deposits of $425.3 billion increased $3.1 billion due to growth in interest-bearing commercial deposits, partially offset by a decline in consumer deposits, reflecting lower brokered time deposits. Noninterest-bearing deposits as a percentage of total average deposits remained stable at 23%.
▪Average borrowed funds of $67.2 billion decreased $8.9 billion, or 12%, primarily due to lower Federal Home Loan Bank advances.
▪PNC maintained a strong capital and liquidity position:
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 3
–On January 3, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on February 5, 2025 to shareholders of record at the close of business January 15, 2025.
–PNC returned $0.9 billion of capital to shareholders, reflecting more than $0.6 billion of dividends on common shares and more than $0.2 billion of common share repurchases.
–The Basel III common equity Tier 1 capital ratio was an estimated 10.5% at December 31, 2024 and was 10.3% at September 30, 2024.
–PNC’s average LCR for the three months ended December 31, 2024 was 107%, exceeding the regulatory minimum requirement throughout the quarter.

Earnings Summary
In millions, except per share data	4Q24	3Q24	4Q23
Net income	$1,627	$1,505	$883
Net income attributable to diluted common shareholders	$1,505	$1,396	$740
Diluted earnings per common share	$3.77	$3.49	$1.85
Average diluted common shares outstanding	399	400	401
Cash dividends declared per common share	$1.60	$1.60	$1.55

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Information in this news release, including the financial tables, is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Net interest income	$3,523	$3,410	$3,403	3%	4%
Noninterest income	2,044	2,022	1,958	1%	4%
Total revenue	$5,567	$5,432	$5,361	2%	4%

Total revenue for the fourth quarter of 2024 increased $135 million compared to the third quarter of 2024 and $206 million from the fourth quarter of 2023. In both comparisons, the increase was due to higher net interest income and noninterest income.
Net interest income of $3.5 billion increased $113 million from the third quarter of 2024 and $120 million from the fourth quarter of 2023, driven by lower funding costs and the continued repricing of fixed rate assets. Net interest margin was 2.75% in the fourth quarter of 2024, increasing 11 basis points from the third quarter of 2024, and 9 basis points from the fourth quarter of 2023.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 4

Noninterest Income				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Asset management and brokerage	$374	$383	$360	(2)%	4%
Capital markets and advisory	348	371	309	(6)%	13%
Card and cash management	695	698	688	—	1%
Lending and deposit services	330	320	314	3%	5%
Residential and commercial mortgage	122	181	149	(33)%	(18)%
Fee income (non-GAAP)	1,869	1,953	1,820	(4)%	3%
Other	175	69	138	154%	27%
Total noninterest income	$2,044	$2,022	$1,958	1%	4%

Noninterest income for the fourth quarter of 2024 increased $22 million compared with the third quarter of 2024. Asset management and brokerage decreased $9 million, reflecting lower annuity sales, partially offset by the benefit from higher average equity markets. Capital markets and advisory revenue declined $23 million primarily due to elevated third quarter underwriting activity. Card and cash management fees decreased $3 million reflecting the impact of credit card origination incentives, partially offset by higher treasury management product revenue. Lending and deposit services increased $10 million and included increased customer activity. Residential and commercial mortgage revenue decreased $59 million driven by elevated third quarter residential mortgage revenue, partially offset by higher commercial mortgage revenue. Other noninterest income increased $106 million due to lower negative Visa derivative adjustments. Visa derivative adjustments were negative $23 million in the fourth quarter of 2024 compared to negative $128 million in the third quarter of 2024.
Noninterest income for the fourth quarter of 2024 increased $86 million from the fourth quarter of 2023. Fee income increased $49 million driven by business growth across the franchise, partially offset by lower residential mortgage revenue. Other noninterest income increased $37 million and included lower negative Visa derivative adjustments. Visa derivative adjustments were negative $100 million in the fourth quarter of 2023.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Personnel	$1,857	$1,869	$1,983	(1)%	(6)%
Occupancy	240	234	243	3%	(1)%
Equipment	473	357	365	32%	30%
Marketing	112	93	74	20%	51%
Other	824	774	1,409	6%	(42)%
Total noninterest expense	$3,506	$3,327	$4,074	5%	(14)%

Noninterest expense for the fourth quarter of 2024 increased $179 million compared to the third quarter of 2024 and included $97 million of asset impairments primarily related to technology investments, and the benefit of an $18 million FDIC special assessment reduction. The combined impact of these items was $62 million after tax. The remaining increase was largely attributable to seasonality and higher marketing spend.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 5
Noninterest expense for the fourth quarter of 2024 decreased $568 million compared with the fourth quarter of 2023. The fourth quarter of 2023 included $515 million related to the FDIC special assessment as well as $150 million of workforce reduction charges.
The effective tax rate was 14.6% for the fourth quarter of 2024, 19.2% for the third quarter of 2024 and 16.3% for the fourth quarter of 2023. The fourth quarter of 2024 included the resolution of certain tax matters which resulted in $60 million of income tax benefits.
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $564.1 billion in the fourth quarter of 2024, stable in comparison to both the third quarter of 2024 and the fourth quarter of 2023.

Average Loans				Change	Change
				4Q24 vs	4Q24 vs
In billions	4Q24	3Q24	4Q23	3Q24	4Q23
Commercial	$218.6	$219.0	$222.6	—	(2)%
Consumer	100.4	100.6	102.0	—	(2)%
Total	$319.1	$319.6	$324.6	—	(2)%

Totals may not sum due to rounding

Average commercial and consumer loans for the fourth quarter of 2024 were stable compared to the third quarter of 2024. In comparison to the fourth quarter of 2023, average loans decreased $5.5 billion. Average commercial loans decreased $4.0 billion reflecting lower utilization of loan commitments. Average consumer loans decreased $1.5 billion primarily due to lower residential mortgage, education and credit card loans.

Average Investment Securities				Change	Change
				4Q24 vs	4Q24 vs
In billions	4Q24	3Q24	4Q23	3Q24	4Q23
Available for sale	$63.6	$56.2	$46.1	13%	38%
Held to maturity	80.3	86.1	91.3	(7)%	(12)%
Total	$143.9	$142.3	$137.4	1%	5%

Average investment securities of $143.9 billion in the fourth quarter of 2024 were stable compared to the third quarter of 2024 and increased $6.5 billion from the fourth quarter of 2023. In both comparisons, net purchase activity of available-for-sale securities more than offset paydowns and maturities of held-to-maturity securities. The duration of the investment securities portfolio was estimated at 3.4 years as of December 31, 2024, 3.3 years as of September 30, 2024 and 4.2 years as of December 31, 2023.
Net unrealized losses on available-for-sale securities were $3.6 billion at December 31, 2024, $2.3 billion at September 30, 2024 and $3.6 billion at December 31, 2023. The increase in net unrealized losses from September 30, 2024 reflected the impact of interest rate movements.
Average Federal Reserve Bank balances for the fourth quarter of 2024 were $37.5 billion, decreasing $7.4 billion from the third quarter of 2024 and $4.7 billion from the fourth quarter of 2023 primarily due to lower borrowed funds outstanding.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 6

Average Deposits				Change	Change
				4Q24 vs	4Q24 vs
In billions	4Q24	3Q24	4Q23	3Q24	4Q23
Commercial	$211.6	$206.1	$207.0	3%	2%
Consumer	213.6	216.0	216.9	(1)%	(2)%
Total	$425.3	$422.1	$423.9	1%	—

IB % of total avg. deposits	77%	77%	75%
NIB % of total avg. deposits	23%	23%	25%
IB - Interest-bearing NIB - Noninterest-bearing
Totals may not sum due to rounding

Average deposits for the fourth quarter of 2024 of $425.3 billion increased $3.1 billion compared to the third quarter of 2024. Average commercial deposits grew $5.5 billion reflecting growth in interest-bearing deposit balances. Average consumer deposits declined $2.4 billion due to lower brokered time deposits. Compared to the fourth quarter of 2023, average deposits increased $1.3 billion.
Noninterest-bearing deposits as a percentage of total average deposits were 23% for the fourth quarter of 2024, stable from the third quarter of 2024 and down 2% from the fourth quarter of 2023.

Average Borrowed Funds				Change	Change
				4Q24 vs	4Q24 vs
In billions	4Q24	3Q24	4Q23	3Q24	4Q23
Total	$67.2	$76.1	$72.9	(12)%	(8)%

Avg. borrowed funds to avg. liabilities	13%	15%	14%

Average borrowed funds of $67.2 billion in the fourth quarter of 2024 decreased $8.9 billion compared to the third quarter of 2024 and $5.7 billion compared to the fourth quarter of 2023. In both comparisons, the decrease was driven by lower Federal Home Loan Bank advances. Compared to the fourth quarter of 2023, the decrease was partially offset by higher parent company senior debt issuances.

Capital	December 31, 2024	September 30, 2024	December 31, 2023

Common shareholders’ equity In billions	$48.7	$49.4	$44.9
Accumulated other comprehensive income (loss) In billions	$(6.6)	$(5.1)	$(7.7)

Basel III common equity Tier 1 capital ratio *	10.5%	10.3%	9.9%
Basel III common equity Tier 1 fully implemented capital ratio (estimated)	10.5%	10.3%	9.8%
*December 31, 2024 ratio is estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2024 decreased $0.7 billion from September 30, 2024, due to a decline in accumulated other comprehensive income, dividends paid and share repurchases, partially offset by net income.
As a Category III institution, PNC has elected to exclude accumulated other comprehensive income related to both available-for-sale securities and pension and other post-retirement plans from CET1 capital. Accumulated other
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 7
comprehensive income of negative $6.6 billion at December 31, 2024 declined from negative $5.1 billion at September 30, 2024 and improved from negative $7.7 billion at December 31, 2023. In both comparisons, the change reflected the impact of interest rate movements as well as paydowns and maturities of securities and swaps.
In the fourth quarter of 2024, PNC returned $0.9 billion of capital to shareholders, including more than $0.6 billion of dividends on common shares and more than $0.2 billion of common share repurchases. Consistent with the Stress Capital Buffer (SCB) framework, which allows for capital return in amounts in excess of the SCB minimum levels, our board of directors has authorized a repurchase framework under the previously approved repurchase program of up to 100 million common shares, of which approximately 42% were still available for repurchase at December 31, 2024.
First quarter 2025 share repurchase activity is expected to approximate recent quarterly average share repurchase levels. PNC may adjust share repurchase activity depending on market and economic conditions, as well as other factors.
PNC’s SCB for the four-quarter period beginning October 1, 2024 is the regulatory minimum of 2.5%.
On January 3, 2025, the PNC board of directors declared a quarterly cash dividend on common stock of $1.60 per share to be paid on February 5, 2025 to shareholders of record at the close of business January 15, 2025.
At December 31, 2024, PNC was considered “well capitalized” based on applicable U.S. regulatory capital ratio requirements. For additional information regarding PNC’s Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	December 31, 2024	September 30, 2024	December 31, 2023	12/31/24 vs	12/31/24 vs
In millions				09/30/24	12/31/23
Provision for credit losses (a)	$156	$243	$232	$(87)	$(76)
Net loan charge-offs (a)	$250	$286	$200	(13)%	25%
Allowance for credit losses (b)	$5,205	$5,314	$5,454	(2)%	(5)%
Total delinquencies (c)	$1,382	$1,275	$1,384	8%	—
Nonperforming loans	$2,326	$2,578	$2,180	(10)%	7%

Net charge-offs to average loans (annualized)	0.31%	0.36%	0.24%
Allowance for credit losses to total loans	1.64%	1.65%	1.70%
Nonperforming loans to total loans	0.73%	0.80%	0.68%
(a) Represents amounts for the three months ended for each respective period
(b) Excludes allowances for investment securities and other financial assets
(c) Total delinquencies represent accruing loans 30 days or more past due

Provision for credit losses was $156 million in the fourth quarter of 2024, reflecting improved macroeconomic factors and portfolio activity. The third quarter of 2024 provision for credit losses was $243 million.
Net loan charge-offs were $250 million in the fourth quarter of 2024, decreasing $36 million compared to the third quarter of 2024 primarily due to lower commercial net loan charge-offs, including lower commercial real estate net loan charge-offs. Compared to the fourth quarter of 2023, net loan charge-offs increased $50 million primarily due to higher commercial real estate net loan charge-offs.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 8
The allowance for credit losses was $5.2 billion at December 31, 2024, $5.3 billion at September 30, 2024 and $5.5 billion at December 31, 2023. The allowance for credit losses as a percentage of total loans was 1.64% at December 31, 2024, 1.65% at September 30, 2024 and 1.70% at December 31, 2023.
Delinquencies at December 31, 2024 were $1.4 billion, increasing $107 million from September 30, 2024, primarily due to higher commercial loan delinquencies. Compared to December 31, 2023, delinquencies were stable.
Nonperforming loans at December 31, 2024 were $2.3 billion, decreasing $0.3 billion from September 30, 2024, driven by lower commercial and industrial nonperforming loans. Compared to December 31, 2023, nonperforming loans increased $146 million primarily due to higher commercial real estate nonperforming loans.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q24	3Q24	4Q23
Retail Banking	$1,074	$1,164	$1,073
Corporate & Institutional Banking	1,365	1,197	1,213
Asset Management Group	103	104	72
Other	(932)	(975)	(1,494)
Net income excluding noncontrolling interests	$1,610	$1,490	$864

Retail Banking				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Net interest income	$2,824	$2,783	$2,669	$41	$155
Noninterest income	$708	$701	$722	$7	$(14)
Noninterest expense	$2,011	$1,842	$1,848	$169	$163
Provision for credit losses	$106	$111	$130	$(5)	$(24)
Earnings	$1,074	$1,164	$1,073	$(90)	$1

In billions
Average loans	$96.4	$96.3	$97.4	$0.1	$(1.0)
Average deposits	$246.8	$249.2	$251.3	$(2.4)	$(4.5)

Net loan charge-offs In millions	$152	$141	$128	$11	$24

Retail Banking Highlights
Fourth quarter 2024 compared with third quarter 2024
▪Earnings decreased 8%, primarily driven by higher noninterest expense, partially offset by higher net interest and noninterest income.
–Noninterest income increased 1%, primarily reflecting lower negative Visa derivative adjustments, partially offset by lower residential mortgage servicing rights valuation, net of economic hedge.
–Noninterest expense increased 9%, and included the impact of asset impairments as well as seasonality and higher marketing spend.
–Provision for credit losses of $106 million in the fourth quarter of 2024 reflected the impact of improved macroeconomic factors and portfolio activity.
▪Average loans were stable.
▪Average deposits decreased 1%, primarily due to lower brokered time deposits.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 9
Fourth quarter 2024 compared with fourth quarter 2023
▪Earnings were stable.
–Noninterest income decreased 2%, primarily due to lower residential mortgage banking activity and the impact of credit card origination incentives, partially offset by lower negative Visa derivative adjustments.
–Noninterest expense increased 9%, and included the impact of asset impairments as well as an increase in technology investments and marketing spend.
▪Average loans were stable and included lower residential mortgage loans.
▪Average deposits declined 2%, reflecting the impact of continued inflationary pressures and competitive pricing dynamics.

Corporate & Institutional Banking				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Net interest income	$1,688	$1,615	$1,642	$73	$46
Noninterest income	$1,067	$1,030	$995	$37	$72
Noninterest expense	$981	$950	$975	$31	$6
Provision for credit losses	$44	$134	$115	$(90)	$(71)
Earnings	$1,365	$1,197	$1,213	$168	$152

In billions
Average loans	$203.7	$204.0	$208.1	$(0.3)	$(4.4)
Average deposits	$151.3	$146.0	$144.5	$5.3	$6.8

Net loan charge-offs In millions	$100	$147	$76	$(47)	$24

Corporate & Institutional Banking Highlights
Fourth quarter 2024 compared with third quarter 2024
▪Earnings increased 14%, as a result of a lower provision for credit losses as well as higher net interest and noninterest income, partially offset by higher noninterest expense.
–Noninterest income increased 4%, primarily due to higher commercial mortgage banking activities and growth in treasury management product revenue, partially offset by lower underwriting fees.
–Noninterest expense increased 3%, and included higher variable compensation associated with increased business activity.
–Provision for credit losses of $44 million in the fourth quarter of 2024 reflected the impact of improved macroeconomic factors and portfolio activity.
▪Average loans were stable.
▪Average deposits increased 4%, reflecting interest-bearing deposit growth.
Fourth quarter 2024 compared with fourth quarter 2023
▪Earnings increased 13%, due to higher noninterest and net interest income as well as a lower provision for credit losses, partially offset by higher noninterest expense.
–Noninterest income increased 7%, primarily due to higher commercial mortgage banking activities and treasury management product revenue.
–Noninterest expense increased 1%.
▪Average loans decreased 2%, driven by lower utilization of loan commitments.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 10
▪Average deposits increased 5%, due to growth in interest-bearing deposits.

Asset Management Group				Change	Change
				4Q24 vs	4Q24 vs
In millions	4Q24	3Q24	4Q23	3Q24	4Q23
Net interest income	$171	$161	$156	$10	$15
Noninterest income	$242	$242	$224	—	$18
Noninterest expense	$277	$270	$284	$7	$(7)
Provision for (recapture of) credit losses	$2	$(2)	$2	$4	—
Earnings	$103	$104	$72	$(1)	$31

In billions
Discretionary client assets under management	$211	$214	$189	$(3)	$22
Nondiscretionary client assets under administration	$210	$216	$179	$(6)	$31
Client assets under administration at quarter end	$421	$430	$368	$(9)	$53

In billions
Average loans	$16.4	$16.5	$16.1	$(0.1)	$0.3
Average deposits	$27.7	$27.2	$28.2	$0.5	$(0.5)

Net loan charge-offs (recoveries) In millions	$2	—	$(1)	$2	$3

Asset Management Group Highlights
Fourth quarter 2024 compared with third quarter 2024
▪Earnings decreased 1%, reflecting higher noninterest expense and a provision for credit losses, partially offset by higher net interest income.
–Noninterest income was stable.
–Noninterest expense increased 3%, and included an increase in marketing spend.
▪Discretionary client assets under management were stable.
▪Average loans were stable.
▪Average deposits increased 2%, driven by higher interest-bearing deposits.
Fourth quarter 2024 compared with fourth quarter 2023
▪Earnings increased 43%, due to higher noninterest and net interest income as well as lower noninterest expense.
–Noninterest income increased 8%, reflecting higher average equity markets.
–Noninterest expense decreased 2%, reflecting a continued focus on expense management.
▪Discretionary client assets under management increased 12%, and included the impact from higher spot equity markets.
▪Average loans increased 2%, primarily driven by growth in residential mortgage loans.
▪Average deposits decreased 2%, driven by lower interest-bearing deposits.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 11
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities, including net securities gains or losses, ACL for investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, corporate overhead net of allocations, tax adjustments that are not allocated to business segments, exited businesses and the residual impact from funds transfer pricing operations.
CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related earnings materials. Dial-in numbers for the conference call are (866) 604-1697 and (215) 268-9875 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter 2024 earnings materials to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for 30 days at (877) 660-6853 and (201) 612-7415 (international), Access ID 13750472 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

CONTACTS

MEDIA:	INVESTORS:
Kristen Pillitteri	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

[TABULAR MATERIAL FOLLOWS]
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 12
2

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Year ended
Dollars in millions, except per share data	December 31	September 30	December 31	December 31	December 31
	2024	2024	2023	2024	2023
Revenue
Net interest income	$3,523	$3,410	$3,403	$13,499	$13,916
Noninterest income	2,044	2,022	1,958	8,056	7,574
Total revenue	5,567	5,432	5,361	21,555	21,490
Provision for credit losses	156	243	232	789	742
Noninterest expense	3,506	3,327	4,074	13,524	14,012
Income before income taxes and noncontrolling interests	$1,905	$1,862	$1,055	$7,242	$6,736
Income taxes	278	357	172	1,289	1,089
Net income	$1,627	$1,505	$883	$5,953	$5,647
Less:
Net income attributable to noncontrolling interests	17	15	19	64	69
Preferred stock dividends (a)	94	82	118	352	417
Preferred stock discount accretion and redemptions	2	2	2	8	8
Net income attributable to common shareholders	$1,514	$1,406	$744	$5,529	$5,153
Less: Dividends and undistributed earnings allocated to nonvested restricted shares	9	10	4	33	27
Net income attributable to diluted common shareholders	$1,505	$1,396	$740	$5,496	$5,126
Per Common Share
Basic	$3.77	$3.50	$1.85	$13.76	$12.80
Diluted	$3.77	$3.49	$1.85	$13.74	$12.79
Cash dividends declared per common share	$1.60	$1.60	$1.55	$6.30	$6.10
Effective tax rate (b)	14.6%	19.2%	16.3%	17.8%	16.2%
PERFORMANCE RATIOS
Net interest margin (c)	2.75%	2.64%	2.66%	2.66%	2.76%
Noninterest income to total revenue	37%	37%	37%	37%	35%
Efficiency (d)	63%	61%	76%	63%	65%
Return on:
Average common shareholders' equity	12.38%	11.72%	6.93%	11.92%	12.35%
Average assets	1.14%	1.05%	0.62%	1.05%	1.01%
(a)Dividends are payable quarterly, other than Series S preferred stock, which is payable semiannually.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.
(c)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023 were $30 million, $33 million and $36 million, respectively. The taxable-equivalent adjustments to net interest income for the twelve months ended December 31, 2024 and December 31, 2023 were $131 million and $147 million, respectively.
(d)Calculated as noninterest expense divided by total revenue.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 13

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31	September 30	December 31
	2024	2024	2023
BALANCE SHEET DATA
Dollars in millions, except per share data and as noted
Assets	$560,038	$564,881	$561,580
Loans (a)	$316,467	$321,381	$321,508
Allowance for loan and lease losses	$4,486	$4,589	$4,791
Interest-earning deposits with banks	$39,347	$35,024	$43,804
Investment securities	$139,732	$144,183	$132,569
Total deposits	$426,738	$423,966	$421,418
Borrowed funds (a)	$61,673	$68,069	$72,737
Allowance for unfunded lending related commitments	$719	$725	$663
Total shareholders' equity	$54,425	$55,689	$51,105
Common shareholders' equity	$48,676	$49,442	$44,864
Accumulated other comprehensive income (loss)	$(6,565)	$(5,090)	$(7,712)
Book value per common share	$122.94	$124.56	$112.72
Tangible book value per common share (non-GAAP) (b)	$95.33	$96.98	$85.08
Period end common shares outstanding (In millions)	396	397	398
Loans to deposits	74%	76%	76%
Common shareholders' equity to total assets	8.7%	8.8%	8.0%
CLIENT ASSETS (In billions)
Discretionary client assets under management	$211	$214	$189
Nondiscretionary client assets under administration	210	216	179
Total client assets under administration	421	430	368
Brokerage account client assets	86	86	80
Total client assets	$507	$516	$448
CAPITAL RATIOS
Basel III (c) (d)
Common equity Tier 1	10.5%	10.3%	9.9%
Common equity Tier 1 fully implemented (e)	10.5%	10.3%	9.8%
Tier 1 risk-based	11.9%	11.8%	11.4%
Total capital risk-based	13.6%	13.6%	13.2%
Leverage	9.0%	8.9%	8.7%
Supplementary leverage	7.5%	7.4%	7.2%
ASSET QUALITY
Nonperforming loans to total loans	0.73%	0.80%	0.68%
Nonperforming assets to total loans, OREO and foreclosed assets	0.74%	0.81%	0.69%
Nonperforming assets to total assets	0.42%	0.46%	0.39%
Net charge-offs to average loans (for the three months ended) (annualized)	0.31%	0.36%	0.24%
Allowance for loan and lease losses to total loans	1.42%	1.43%	1.49%
Allowance for credit losses to total loans (f)	1.64%	1.65%	1.70%
Allowance for loan and lease losses to nonperforming loans	193%	178%	220%
Total delinquencies (In millions) (g)	$1,382	$1,275	$1,384
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2024 Form 10-Qs included, and our 2024 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)See the Tangible Book Value per Common Share table on page 15 for additional information.
(c)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 14 for additional information. The ratios as of December 31, 2024 are estimated.
(d)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(e)The estimated fully implemented ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provision.
(f)Excludes allowances for investment securities and other financial assets.
(g)Total delinquencies represent accruing loans more than 30 days past due.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 14
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

PNC's regulatory risk-based capital ratios in 2024 are calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
PNC elected a five-year transition provision effective March 31, 2020 to delay until December 31, 2021 the full impact of the CECL standard on regulatory capital, followed by a three-year transition period. Effective for the first quarter of 2022, PNC entered a three-year transition period, and the full impact of the CECL standard was phased-in to regulatory capital through December 31, 2024. In the first quarter of 2025, CECL will be fully reflected in regulatory capital. See the table below for the September 30, 2024, December 31, 2023 and estimated December 31, 2024 ratios. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the December 31, 2024 and September 30, 2024 (Fully Implemented) estimates presented in the table below.

Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (a)
	Basel III
	December 31 2024 (estimated) (b)	September 30 2024 (b)	December 31 2023 (b)	December 31, 2024 (Fully Implemented) (estimated) (c)	September 30, 2024 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$55,483	$54,773	$53,059	$55,242	$54,532
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(10,930)	(10,949)	(11,000)	(10,930)	(10,949)
All other adjustments	(84)	(83)	(85)	(85)	(85)
Basel III Common equity Tier 1 capital	$44,469	$43,741	$41,974	$44,227	$43,498
Basel III standardized approach risk-weighted assets (d)	$422,101	$423,212	$424,408	$422,196	$423,305
Basel III Common equity Tier 1 capital ratio	10.5%	10.3%	9.9%	10.5%	10.3%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provisions.
(c)The December 31, 2024 and September 30, 2024 ratios are calculated to reflect the full impact of CECL and exclude the benefits of the five-year transition provisions.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 15
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

NON-GAAP MEASURES

Fee Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2024	2024	2024	2023
Noninterest income
Asset management and brokerage	$374	$383	$1,485	$1,412
Capital markets and advisory	348	371	1,250	952
Card and cash management	695	698	2,770	2,733
Lending and deposit services	330	320	1,259	1,233
Residential and commercial mortgage	122	181	581	625
Fee income (non-GAAP)	$1,869	$1,953	$7,345	$6,955
Other income	175	69	711	619
Total noninterest income	$2,044	$2,022	$8,056	$7,574

Fee income is a non-GAAP measure and is comprised of noninterest income in the following categories: asset management and brokerage, capital markets and advisory, card and cash management, lending and deposit services, and residential and commercial mortgage. We believe this non-GAAP measure serves as a useful tool for comparison of noninterest income related to fees.

Pretax Pre-Provision Earnings (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2024	2024	2024	2023
Income before income taxes and noncontrolling interests	$1,905	$1,862	$7,242	$6,736
Provision for credit losses	156	243	789	742
Pretax pre-provision earnings (non-GAAP)	$2,061	$2,105	$8,031	$7,478

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and noncontrolling interests to exclude provision for credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for credit losses, which can vary significantly between periods.

Tangible Book Value per Common Share (non-GAAP)
	December 31	September 30	December 31
Dollars in millions, except per share data	2024	2024	2023
Book value per common share	$122.94	$124.56	$112.72
Tangible book value per common share
Common shareholders' equity	$48,676	$49,442	$44,864
Goodwill and other intangible assets	(11,171)	(11,188)	(11,244)
Deferred tax liabilities on goodwill and other intangible assets	241	240	244
Tangible common shareholders' equity	$37,746	$38,494	$33,864
Period-end common shares outstanding (In millions)	396	397	398
Tangible book value per common share (non-GAAP)	$95.33	$96.98	$85.08

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders' equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 16
The PNC Financial Services Group, Inc. Consolidated Financial Highlights (Unaudited)

Taxable-Equivalent Net Interest Income (non-GAAP)	Three months ended		Year ended
	December 31	September 30	December 31	December 31
Dollars in millions	2024	2024	2024	2023
Net interest income	$3,523	$3,410	$13,499	$13,916
Taxable-equivalent adjustments	30	33	131	147
Net interest income (Fully Taxable-Equivalent - FTE) (non-GAAP)	$3,553	$3,443	$13,630	$14,063

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable-equivalent net interest income is only used for calculating net interest margin. Net interest income shown elsewhere in this presentation is GAAP net interest income.
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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 17
Cautionary Statement Regarding Forward-Looking Information

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for financial performance, such as earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations, including our sustainability strategy, that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake any obligation to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.

Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply, market interest rates and inflation,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of sanctions, tariffs and other trade policies of the U.S. and its global trading partners,
–Impacts of changes in federal, state and local governmental policy, including on the regulatory landscape, capital markets, taxes, infrastructure spending and social programs,
–Our ability to attract, recruit and retain skilled employees, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our views that:
–The labor market remains strong, and job and income gains will continue to support consumer spending growth in the near term. PNC’s baseline forecast is for continued expansion, but slower economic growth in 2025 than in 2024. High interest rates remain a drag on the economy, consumer spending growth will slow to a pace more consistent with household income growth, and government’s contribution to economic growth will be smaller.
–Real GDP growth this year and next will be close to trend at around 2%, and the unemployment rate will remain somewhat above 4% throughout 2025 and into 2026. Inflation will continue to gradually ease as wage pressures abate, but with anticipated higher tariffs, inflation will remain above the Federal Reserve’s 2% objective throughout 2025.
–With slowing inflation, PNC expects two additional federal funds rate cuts of 25 basis points each in the first half of 2025, one in March and one in June. The federal funds rate will be in a range between 3.75% and 4.00% at mid-year, and remain in that range into 2026.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding minimum capital levels, including a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process.

▪PNC's regulatory capital ratios in the future will depend on, among other things, PNC’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models and the reliability of and risks resulting from extensive use of such models.

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PNC Reports Full Year 2024 Net Income of $6.0 Billion, $13.74 Diluted EPS – Page 18
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain employees. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, changes in the enforcement and interpretation of such laws and regulations, and changes in accounting and reporting standards.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries resulting in monetary losses, costs, or alterations in our business practices, and potentially causing reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our reputation and business and operating results may be affected by our ability to appropriately meet or address environmental, social or governance targets, goals, commitments or concerns that may arise.

▪We grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, the integration of the acquired businesses into PNC after closing or any failure to execute strategic or operational plans.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events, terrorist activities, system failures or disruptions, security breaches, cyberattacks, international hostilities, or other extraordinary events beyond PNC’s control through impacts on the economy and financial markets generally or on us or our counterparties, customers or third-party vendors and service providers specifically.

We provide greater detail regarding these as well as other factors in our 2023 Form 10-K and in our subsequent Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in those reports, and in our other subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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